Exhibit 99.1

FOR IMMEDIATE RELEASE

MAXIMUM EFFORT CHANNEL, A PARTNERSHIP BETWEEN FUBO
AND RYAN REYNOLDS’ MAXIMUM EFFORT,
PREMIERES TODAY WITH SLATE OF ORIGINAL AND LICENSED
CONTENT

Maximum Effort Channel will be a place where brand innovation thrives - offering first of its kind commercial opportunities.

NEW YORK – JUNE 20, 2023 – Maximum Effort Channel, a partnership between FuboTV Inc. (NYSE: FUBO), the leading sports-first live TV streaming platform, and Ryan Reynolds’ Maximum Effort, will go live in the U.S. today.

Maximum Effort Channel, is home to original and classic TV and movies – as well as some surprising content breaks - made for maximum comfort. The linear channel, which has been curated by Reynolds and the Maximum Effort team as a “calming antidote to the dumpster fire of our world,” launches with Bedtime Stories with Ryan, airing Tuesdays and Thursdays at 7:00 p.m. ET.

Autodesk, a leader in design and make software, has signed on as the show’s Official Imagination Sponsor. Bedtime Stories with Ryan will be designed and made using Autodesk’s platform, which helps creatives and innovators - as well as architects, engineers, students and more - to make anything.

A minimum of four more originals will debut in the coming months. The channel will also roll out non-traditional content breaks, with partners like Autodesk, Betty Buzz and Mint Mobile, designed to make every minute spent on the channel as entertaining as possible.

Maximum Effort Channel programming will also include licensed content such as Absolutely Fabulous, ALF, The Carol Burnett Show, Extras (UK), Fifteen, Kids in the Hall, Mad TV, The Office (UK), Sports Night and Two Guys A Girl and A Pizza Place.

Maximum Effort Channel is available to watch on Fubo as well as Amazon Freevee, LG Channels, Plex, Sling Freestream, Tubi, VIDAA, VIZIO Watchfree+ and Xumo Play.

“I never dreamt I would be able to channel my inner Brandon Tartikoff into an actual TV channel so we at Maximum Effort want to make the most of this,” commented Maximum Effort Co-founder Ryan Reynolds. “We believe Fubo occupies the perfect sweet spot between streaming and cable so we’re very grateful for the partnership with Fubo. The Maximum Effort Channel will try to open the Overton window when it comes to both programming and advertising, but do it in the most gentle, entertaining way possible.”

“We are so proud to launch the Maximum Effort Channel with our partners Ryan Reynolds and Maximum Effort,” said Fubo Co-founder and CEO David Gandler. “Together, we intend to deliver to consumers and advertisers a truly unique content experience that captures Ryan’s vision of joyful entertainment and that is broadly distributed. I want to congratulate all of the teams at Maximum Effort and Fubo, led by Pamela Duckworth at Fubo Studios, who have successfully brought the Maximum Effort Channel to life.”

Maximum Effort Channel is part of a multi-year partnership with Fubo and Maximum Effort that includes an exclusive first-look for unscripted TV series as well as a blind scripted deal. Maximum Effort Productions, a production company co-founded by Ryan Reynolds and George Dewey in 2018, has been granted creative control over the channel’s content. Since launching, Reynolds’ banner has an impressive creative track record which includes the Deadpool movies, Free Guy, The Adam Project and the unscripted show Welcome to Wrexham.

About Fubo

With a mission to build the world’s leading global live TV streaming platform with the greatest breadth of premium content and interactivity, FuboTV Inc. (NYSE: FUBO) aims to transcend the industry’s current TV model. The company operates Fubo in the U.S., Canada and Spain and Molotov in France.

In the U.S., Fubo is a sports-first cable TV replacement product that aggregates more than 175 live sports, news and entertainment networks and is the only live TV streaming platform with every Nielsen-rated sports channel (source: Nielsen Total Viewers, 2022). Leveraging Fubo’s proprietary data and technology platform optimized for live TV and sports viewership, subscribers can engage with the content they are watching through interactive product features like FanView, an in-video experience showcasing live game, team and player stats and scores in real time. Fubo was also the first virtual MVPD to enable simultaneous viewing of up to four live channels (Multiview on Apple TV) as well the first to stream in 4K HDR.

Ranked #1 in Customer Satisfaction among Live TV Streaming Providers by J.D. Power (2022), Fubo has been called “a force in sports streaming” by Forbes, “the best streaming service for sports aficionados” by Tom’s Guide and was heralded by CNET for its “ease of use.” Learn more at https://fubo.tv.

About Maximum Effort

Maximum Effort makes movies, tv series, content and cocktails for the personal amusement of Hollywood Star Ryan Reynolds. We occasionally share them with the general public. Producers of the Deadpool films, Free Guy, The Adam Project and Welcome to Wrexham.

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Media Contacts

Jennifer L. Press, Fubo

jpress@fubo.tv

Bianca Illion, Fubo

billion@fubo.tv

Molly Alves, Maximum Effort

mollya@maximumeffort.com